UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2011

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

GAIL Joint Venture in the Eagle Ford Shale

On September 28, 2011, Carrizo Oil & Gas, Inc. (“Carrizo”) completed the sale of 20% of its interests in oil and gas properties in parts of the Eagle Ford Shale to GAIL (INDIA) LIMITED (“GAIL”). Under the purchase and participation agreement for this transaction, Carrizo received $63.65 million in cash. As part of the consideration for the purchase, GAIL has committed to pay a “development carry” of 50% of certain of Carrizo’s future development costs up to approximately $31 million, as further described below. The Eagle Ford Shale assets to be conveyed to GAIL under the terms of the agreement include approximately 4,040 net acres located primarily in La Salle County, Texas and a 20% interest in eight completed horizontal wells. The amounts to be received by Carrizo are subject to adjustment, pending completion of land and title matters. The agreement also provides for an ongoing joint venture between Carrizo and GAIL with respect to the interests being purchased by GAIL. The development carry obligation extends until June 30, 2013 or until the earlier full utilization of the approximately $31 million development carry, subject to certain conditions and extensions. Carrizo will continue to operate the joint venture properties that it currently operates, and currently expects the approximately $31 million drilling carry to be exhausted in less than one year. The joint venture provides for an area of mutual interest including the purchased interests and specified areas adjacent to such interests. GAIL will have the right to purchase certain interests acquired by Carrizo in the area of mutual interest at a specified premium to the price paid by Carrizo.

Avista Joint Venture in the Utica Shale

On September 27, 2011, and effective as of September 1, 2011, Carrizo and its wholly-owned subsidiary Carrizo (Utica) LLC (“Carrizo Utica”) entered into a joint venture with ACP II Marcellus LLC, which is also Carrizo’s joint venture partner in the Marcellus Shale (“ACP II”), ACP III Utica LLC (“ACP III”), Avista Capital Partners II, LP, and Avista Capital Partners III, L.P., which are affiliates of Avista Capital Holdings, LP, a private equity firm focused on investments in the energy, media and healthcare sectors (such Avista-related entities, collectively, “Avista”). Under the terms of the joint venture, Carrizo Utica and Avista have the right to contribute cash and properties to acquire and develop acreage in the Utica Shale play.

The properties dedicated to the joint venture consist of approximately 15,000 recently-acquired net acres of Utica Shale leasehold interests in eastern Ohio and northwestern Pennsylvania (the “Initial JV Properties”), as well as any future properties acquired by either party within Ohio, and at the contributing party’s option, elsewhere in the Utica Shale play (“Future JV Properties”). Carrizo Utica’s participating interest in the joint venture properties will initially be 10% and Avista’s initial participating interest will be 90%. Avista has the right to contribute aggregate funds of up to $130 million initially, with the ability to raise this amount by an incremental $70 million.

Carrizo has been granted a 12-month option to increase its participating interest in the Initial JV Properties and related future acquisitions to 50% and an 18-month option to increase its participating interest in Future JV Properties to 50%. The exercise price for the 12-month option is 8.624% over the cost of acreage and associated improvements of the Initial JV Properties. The exercise price for the 18-month option is 8.624% over the cost of acreage and associated improvements of Future JV Properties, if acquired and exercised during the first 12-months, or (i) such premium plus a 12% annual return compounded monthly from the end of the first twelve months, if exercised after the first twelve months with respect to properties acquired in the first 12-months and (ii) a 12% annual return compounded monthly from the time of investment, with respect to properties acquired after the end of the first 12-months. The exercise deadlines for both options are accelerated in connection with a sale by Avista of substantially all of its interests in the joint venture properties (a “Significant Avista Transaction”).

Carrizo Utica will initially serve as operator of the joint venture properties under joint operating agreements with ACP II and ACP III. Carrizo has also agreed to a management services agreement under which it will perform specified management services for ACP III on the same cost and reimbursement bases provided for in the joint operating agreements. Avista or its designee has the right to become a co-operator of the joint venture properties if Carrizo Utica exercises its 18-month option and (i) a Significant Avista Transaction occurs or (ii) Carrizo Utica defaults under the terms of any pledge of its interest in the properties. Avista has the ability to cause Carrizo Utica to resign as operator and appoint Avista or Avista’s designee as operator of the properties if Carrizo Utica does not exercise its 18-month option by such option’s deadline (or, in such case, Avista may request Carrizo Utica continue as contract operator), or if Carrizo Utica defaults under the terms of any pledge of its interest in the properties at any time when it has not exercised its 18-month option.

In addition to Carrizo Utica’s share in the production and sale proceeds from joint venture properties, Carrizo also acquired in the transaction interests in ACP III (“B Units”) that entitle Carrizo to increasing percentages of ACP III’s distributions of proceeds from Future JV Properties to ACP III’s members if specified internal rates-of-return and return-on-investment thresholds with respect to Avista’s investments in ACP III are achieved. Carrizo’s B Units interest in ACP III provide consent rights only in limited circumstances and generally do not entitle Carrizo to vote or participate in the management of ACP III, which is controlled by its members who are Avista affiliates. Carrizo’s B Units in ACP III will terminate upon (i) the consummation of Carrizo Utica’s option to increase its interest in Future JV Properties or (ii) the sale of substantially all of Carrizo Utica’s interest in the joint venture properties other than in connection with a Significant Avista Transaction. In addition, Carrizo’s existing B Units interest in ACP II was amended to entitle Carrizo to a portion of ACP II’s distributions of proceeds from the Initial JV Properties to its members, provided that specified internal rates-of-return and return-on-investment thresholds are achieved, unless and until Carrizo Utica increases its interest in the Initial JV Properties through its 12-month option or sells substantially all of its interests in the Initial JV Properties. Termination of the ACP III management services agreement under certain circumstances will also result in the termination of Carrizo Utica’s rights to distributions under the B Units described in this paragraph.

The area of mutual interest for the joint venture, consisting of the portions of the State of Ohio that are prospective for Utica Shale exploration, will remain in place until the earliest to occur of the following events, at which time the area of mutual interest will only continue to apply to those areas where the joint venture is active: (i) September 1, 2014, (ii) ACP III’s investment reaches $100 million, (iii) upon ACP II’s or ACP III’s request to be designated (or have its designee designated) as a co-operator of the properties following exercise of the 18-month option, (iv) upon Carrizo Utica’s required designation of ACP II or ACP III (or either’s designee) as a co-operator of the applicable properties in connection with a default by Carrizo Utica under the terms of any pledge of its interest in the properties, (v) the consummation of a Significant Avista Transaction or (vi) termination of the ACP III management services agreement.

Each party’s ability to transfer its interest in the joint venture to third parties is generally subject to “tag along” rights. Avista’s tag along rights do not apply upon a change of control of Carrizo. Carrizo Utica’s interests are subject to “drag along” rights in connection with sales by Avista of all of its joint venture interests unless Carrizo Utica exercises its 18-month option, with respect to the Future JV Properties, and its 12-month option, with respect to Initial JV Properties and related acquisitions. Prior to the exercise of its 18-month option, Carrizo Utica generally may not transfer less than substantially all of its interest in the joint venture properties without Avista’s consent.

Steven A. Webster, Chairman of Carrizo’s Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings LP, which entity has the ability to control Avista. ACP II’s and ACP III’s Boards of Managers have the sole authority for determining whether, when and to what extent any cash distributions will be declared and paid to members of ACP II or ACP III, respectively. Mr. Webster is not a member of either entity’s Board of Managers. As previously disclosed, Carrizo has been a party to prior arrangements with affiliates of Avista Capital Holdings LP, including in respect of Carrizo’s existing joint venture with Avista in the Marcellus Shale. The terms of the joint venture with Avista in the Utica Shale were approved by a Special Committee of Carrizo’s disinterested directors.

Certain statements in this report, including but not limited to statements regarding payment by GAIL of the development carry, purchase price adjustments, operatorship of properties, Carrizo’s proportionate participating interest in the Utica joint venture, the timing and payment of expenditures by the joint ventures, exercise of Carrizo Utica’s options to increase its participating interests in Utica joint venture properties, B Units distributions or cancellation and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general market conditions, actions by joint venture partners, industry participants and other third parties, results of land and leasing activities, dependence on exploratory drilling activities, capital needs and uses, results of the joint ventures’ operations, commodity price changes and other risks described in “Risk Factors” and other sections in Carrizo’s Form 10-K for the year ended December 31, 2010 and in its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and Carrizo undertakes no obligation to correct or updated forward-looking information.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are furnished herewith.

Exhibit Number	Description

99.1	Press release dated September 28, 2011, announcing the joint venture with GAIL in the Eagle Ford Shale.

99.2	Press release dated September 30, 2011, announcing the joint venture with Avista in the Utica Shale.

None of the information furnished in Exhibit 99.1 or Exhibit 99.2 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ Paul F. Boling
Name:	Paul F. Boling
Title:	Vice President and Chief Financial Officer

Date: September 30, 2011

Exhibit Index

Exhibit Number	Description

99.1	Press release dated September 28, 2011, announcing the joint venture with GAIL in the Eagle Ford Shale.

99.2	Press release dated September 30, 2011, announcing the joint venture with Avista in the Utica Shale.